Exhibit 99.1

AeroClean Technologies, Inc. Announces $15.0 Million Private Placement

PALM BEACH GARDENS, Fla., June 27, 2022 // -- AeroClean Technologies, Inc. (“AeroClean” or the “Company”) (Nasdaq: AERC), announced today that it has entered into a securities purchase agreement with a single institutional investor for the purchase of 1,500,000 shares of its common stock and warrants to purchase up to an aggregate of 1,500,000 shares of common stock in a private placement. The purchase price for one share of common stock and a warrant to purchase one share of common stock is $10.00. The warrants have an exercise price of $11.00 per share. Warrants with respect to 1.26 million shares will become exercisable on the earlier of the effective date of a registration statement related to the transaction or the 90th day following the closing. The remainder of the warrants will become exercisable following shareholder approval of the transaction. The warrants will expire five years from the initial exercise date.

The gross proceeds from the private placement are expected to be $15.0 million. The private placement is expected to close on or about June 29, 2022, subject to the satisfaction of customary closing conditions.

The securities described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder, and have not been registered under the Act or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

Pursuant to a registration rights agreement with the investor, the Company has agreed to file an initial registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investor and shares of common stock underlying the warrants described above within 15 calendar days and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 90 days in the event of a “full review” by the Securities and Exchange Commission.

The Company gained U.S. Food and Drug Administration (FDA) clearance to market and sell Pūrgo as a Class II Medical Device on June 1, 2022. The Company’s strategy includes continuously evaluating a wide range of strategic opportunities including acquisitions. As part of that strategy, the Company is in discussions with several acquisition candidates and may use the proceeds of this offering together with other sources of capital to effect transactions that the Company believes would substantially increase revenues, distribution and selling capability, and expand product lines, and, most importantly, add sensor and monitoring technology to enable the Company to effect its recurring revenue “Safe Air As a Service” model. The Company’s goal is to provide actionable data to clients through the internet of things (IOT) to enable clients to provide Indoor Air Quality (IAQ) as part of their Indoor Environmental Quality (IEQ) initiatives. The Company currently has no material agreements or arrangements with any of the several acquisition candidates and there can be no assurance that any of these acquisitions, or any others, will be consummated.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Advisors

The Benchmark Company and Roth Capital Partners are acting as the exclusive placement agents for the private placement offering. Freshfields Bruckhaus Deringer US LLP is acting as counsel to the Company. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is acting as counsel to the placement agents.

About AeroClean Technologies

AeroClean is a pathogen elimination technology company on a mission to keep work, play and life going—with continuous air hygiene products called, Pūrgo™ (pure-go). We create solutions for hospitals, offices, and many shared spaces as well as elevators, transportation and more. Pūrgo™ products feature SteriDuct™, a proprietary technology developed by our best-in-class aerospace engineers, medical scientists and innovators. Powered by SteriDuct™, our solutions are medical grade, eradicating viral, fungal, and bacterial airborne microorganisms. Our purpose is simple: to never stop innovating solutions that keep people healthy and safe, so life never stops. Learn more at aeroclean.com.

Forward-Looking Statements

This press release includes forward-looking statements relating to our management’s expectations, beliefs and intentions and AeroClean’s prospects. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based on our management’s current expectations and projections about future events and trends, which are inherently subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those explicitly or implicitly projected, including (without limitation): macroeconomic uncertainties driven by the war between Ukraine and Russia; rising inflation and the COVID-19 pandemic; a failure by our products to perform as expected; our inability to develop adequate distribution, customer service, and technical support networks; our failure to implement our business strategy including completing any potential acquisitions; any delay in or failure to comply with regulations, including the U.S. Food and Drug Administration and other state regulations; our inability to develop and maintain reliable manufacturing, consulting and other vendor relationships important to the commercialization of our products; our inability to protect our intellectual property or our infringement upon the proprietary rights of others; and our inability to efficiently manage research and development spending.

These and other risks and uncertainties that could affect AeroClean’s future results are included under the caption “Risk Factors” in AeroClean’s annual report on Form 10-K for the fiscal year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on April 1, 2022, which is available on the SEC’s website at www.sec.gov. Further information regarding potential risks or uncertainties that could affect actual results will be included in other periodic filings AeroClean makes with the SEC.

The forward-looking statements in this release reflect management’s expectations as of the date hereof and AeroClean expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

Media Contact
Drew Tybus
drew@oakpr.com

Investor Relations Contacts
Ryan Tyler
Chief Financial Officer, AeroClean
RTyler@AeroClean.com

Brian Pinkston
MATTIO Communications
aeroclean@mattio.com